UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities and Exchange Act of 1934

Date of Report (Date of earliest reported): August 24, 2011

GLOBAL INVESTOR SERVICES, INC.
(Exact name of registrant as specified in charter)

Nevada	000-27019	87-0369205
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(IRS Employer Identification No.)

287 East 950 South
Orem, Utah 84058
 (Address of Principal Executive Offices) (Zip Code)

Registrant’s Telephone Number, including area code: (801) 889-1800

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.
Item 3.02	Unregistered Sales of Equity Securities.

Global Investor Services Inc. (the “Company”) entered into Investment Agreements (the “Investment Agreements”) with several accredited investors (the “Investors”) whereby the Investors provided the Company with funding in consideration for a percentage of net revenue generated as a result of the Company’s marketing efforts.  On August 24, 2011, the Company entered into an Agreement with each of the Investors whereby the Investment Agreements were terminated, the Investors released the Company from any and all claims, the Company paid the Investors an aggregate of $50,000 and the Company issued an aggregate of 37,999,999 shares of common stock to the Investors (the “Settlement Shares”).

The Settlement Shares were offered and sold to the Investors in a private placement transaction made in reliance upon exemptions from registration pursuant to Section 4(2) under the Securities Act of 1933 (the “Securities Act”) and/or Rule 506 promulgated under the Securities Act. The Investors are accredited investors as defined in Rule 501 of Regulation D promulgated under the Securities Act.  In addition, the Company issued HFP Capital Markets LLC 2,000,000 shares of common stock for assisting in the above transaction.  The foregoing information is a summary of each of the agreements involved in the transactions described above, is not complete, and is qualified in its entirety by reference to the full text of those agreements, each of which is attached an exhibit to this Current Report on Form 8-K.  Readers should review those agreements for a complete understanding of the terms and conditions associated with this transaction.

Item 9.01	Exhibits

4.1	Form of Agreement

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

GLOBAL INVESTOR SERVICES, INC.

By:	/s/ WILLIAM KOSOFF
Name:	William Kosoff
Title:	Acting Chief Financial Officer

Date:	August 29, 2011 Orem, Utah